Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
OCCIDENTAL PETROLEUM CORPORATION

Occidental Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation, as previously amended (the “Restated Certificate of Incorporation”) to, among other things, (i) increase the number of authorized shares of common stock, (ii) implement certain changes to the process whereby stockholders may take action by written consent, and (iii) lower the threshold for stockholders to request that the Secretary of the Corporation call a special meeting of stockholders from 25% to 15% of the outstanding shares of Common Stock of the Corporation (the “Amendments”), declaring the Amendments to be advisable, and directing that the Amendments be considered at the next annual meeting of the stockholders of the Corporation.

SECOND: That thereafter on May 29, 2020, the 2020 annual meeting of stockholders of the Corporation was duly held in accordance with the by-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute were voted in favor of the resolutions adopting the Amendments as set forth herein.

THIRD: The first paragraph of Article IV of the Restated Certificate of Incorporation is amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 1,550,000,000 shares, of which 1,500,000,000 shares shall be shares of Common Stock, par value $.20 per share, and 50,000,000 shares shall be shares of Preferred Stock, par value $1.00 per share.”

FOURTH: Article V.A of the Restated Certificate of Incorporation is amended and restated in its entirety as follows:

“A.          All actions required or permitted to be taken by the holders of Common Stock of the Corporation, including the removal and replacement of directors and the filling of any newly created directorship resulting from an increase in the number of directors or any other vacancy on the Board of Directors, may be effected by the written consent of such holders pursuant to Section 228 of the DGCL; provided that no such action may be effected except in accordance with the provisions of this Article V.A, the By-laws of the Corporation, as amended from time to time, and applicable law.

(a)
Request for Consent Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be as fixed by the Board of Directors or as otherwise established under this Article V.A. Any holder of Common Stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of this Corporation, delivered to the Corporation and signed by stockholders of record holding shares representing in the aggregate at least 15% of the outstanding shares of Common Stock of the Corporation (the “Requisite Percent”), request that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”). If a stockholder of record is the nominee for more than one beneficial owner of shares of Common Stock of the Corporation, the stockholder of record may deliver a Request pursuant to this Article V.A solely with respect to the shares owned by the beneficial owner who is directing the stockholder of record to sign such Request. Following delivery of the Request from the Requisite Percent, the Board of Directors shall, by the later of (i) 20 days after delivery of a Request from the Requisite Percent and (ii) 5 days after delivery of all information required by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Consent Record Date. The Consent Record Date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid Request from the Requisite Percent has been duly delivered to the Secretary of the Corporation but no Consent Record Date has been fixed by the Board of Directors by the date required by the fourth sentence of this paragraph (a), the Consent Record Date, when no prior action by the Board of Directors is required under the provisions of Delaware law with respect to the action to which the Request relates, shall be the close of business on the first date (after the expiration of the time period provided by the fourth sentence of this paragraph (a)) on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with paragraph (f) of this Article V.A and Section 228 of the DGCL; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law with respect to the action to which the Request relates, the Consent Record Date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)
Public Solicitation to Attain Requisite Percent. Any stockholder of record (an “Initiating Stockholder”) seeking to engage in a solicitation of 10 or more persons (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor regulation) to attain the Requisite Percent (a “Public Solicitation”) may engage in such a solicitation only if the Initiating Stockholder shall first deliver to the Secretary of the Corporation (in writing and not by electronic transmission) a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request in connection with such Public Solicitation (the “15% Solicitation Record Date”). The request shall be sent to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested. The request for a 15% Solicitation Record Date must contain the information set forth or identified in paragraph (c) of this Article V.A. Following delivery of a request for a 15% Solicitation Record Date, the Board of Directors shall, by the later of (x) 10 days after delivery of such request and (y) 5 days after delivery of all information required by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the 15% Solicitation Record Date. The 15% Solicitation Record Date shall be no more than 10 days after the date upon which the resolution fixing the 15% Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a 15% Solicitation Record Date has been duly delivered to the Secretary of the Corporation but no 15% Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this paragraph (b), the 15% Solicitation Record Date shall be the close of business on the tenth day after delivery of the valid request for the 15% Solicitation Record Date to the Secretary of the Corporation. To be valid, any Request that has been the subject of a Public Solicitation must be delivered to the Secretary of the Corporation no earlier than the applicable 15% Solicitation Record Date and no later than the 60th day after the applicable 15% Solicitation Record Date.

(c)
Notice Requirements. The request for a 15% Solicitation Record Date required by paragraph (b) of this Article V.A in connection with a Public Solicitation (i) must be delivered to the Secretary of the Corporation by the Initiating Stockholder, who must be a record stockholder of the Corporation as of the time the request is delivered, (ii) must contain a representation that such Initiating  Stockholder plans to engage in a Public Solicitation to attain the Requisite Percent, (iii) must describe the action proposed to be taken by written consent of stockholders, and (iv) must contain (x) such information, representations and completed questionnaires, to the extent applicable, then required by the By-laws of the Corporation, as amended from time to time, as though such Initiating Stockholder was intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of stockholders, as applicable, and such information, representations, and completed questionnaires shall be provided with respect to the Initiating Stockholder and any other person that is part of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules thereunder) with the Initiating Stockholder, and (y) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the By-laws of the Corporation). The Corporation may require any Initiating Stockholder (and any other person that is part of a group with the Initiating Stockholder) to furnish such other information as may be requested by the Corporation to determine the validity of any request for a 15% Solicitation Record Date, the validity of any subsequently delivered Request or whether any such Request relates to an action that may be effected by written consent. Notwithstanding anything to the contrary set forth above, if one or more persons attain the Requisite Percent without engaging in a Public Solicitation, (x) the related  Request must be signed by stockholders of record that hold shares representing the Requisite Percent as of the time such Request is delivered to the Secretary of the Corporation, (y) the information required under clauses (iii) and (iv) of the first sentence of this paragraph (c) shall be provided with respect to each stockholder submitting the Request (or the beneficial owner who is directing the stockholder of record to submit such Request) at the time such Request is delivered to the Secretary of the Corporation pursuant to paragraph (a) of this Article V.A, and (z) the Corporation may require any such stockholder delivering a Request without engaging in a Public Solicitation to furnish such other information as may be requested by the Corporation to determine the validity of any Request, or whether such Request relates to an action that may be effected by written consent.

(d)
Actions Which May Be Taken by Written Consent. The Board of Directors is not obligated to set a Consent Record Date or a 15% Solicitation Record Date, and stockholders are not entitled to act by written consent, if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Request for such action or request for the related 15% Solicitation Record Date is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at a meeting of stockholders held not more than 90 days before the Request for such action or request for the related 15% Solicitation Record Date is delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the Request or request for the related 15% Solicitation Record Date is delivered to the Corporation but not yet held, (v) such Request was made, any Request was solicited, or any related Public Solicitation was made, in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, (vi) after the Board fixes a Consent Record Date following the receipt of a Request, the proposed action subject to the written consent following such Request deviates in any material respect (as determined by the Board of Directors) from the action described in the notice submitted to the Corporation under paragraph (c) or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

(e)
Form and Timing of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (f) of this Article V.A within 60 days of the first date on which a Consent is so delivered to this Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

(f)
Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid Request from the Requisite Percent. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Corporation shall not be required to accept a Consent given by electronic transmission unless (i) a paper reproduction of the Consent is delivered in accordance with the preceding sentence, and (ii) any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the electronic transmission was transmitted by the stockholder and (B) the date on which such stockholder transmitted such electronic transmission. In the event of the delivery to the Corporation or its registered office in the State of Delaware of Consents, the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of this Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspector(s) with respect to such Consent, and such inspector(s) shall discharge the functions of the Secretary of this Corporation, or such other officer of this Corporation as the Board of Directors may designate, as the case may be, under this Article V.A. If after such investigation the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of this Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate or the inspector(s), as the case may be, may, at the expense of this Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)
Effectiveness of Consent. Notwithstanding anything in the Certificate of Incorporation to the contrary, no action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article V.A, the By-laws of the Corporation then in effect and applicable law. If the Board of Directors shall determine that any Request to fix a Consent Record Date, request to fix a 15% Solicitation Record Date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article V.A, the By-laws of the Corporation or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article V.A, the By-laws of the Corporation or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date or 15% Solicitation Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary of this Corporation, such other officer of this Corporation as the Board of Directors may designate, or the inspector(s), as applicable, certify to this Corporation that the Consents delivered to this Corporation in accordance with paragraph (f) of this Article V.A, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and the Certificate of Incorporation.

(h)
Challenge to Validity of Consent. Nothing contained in this Article V.A shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, or to prosecute or defend any litigation with respect thereto, in each case to the fullest extent permitted by law.

(i)
Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article V.A or any related provisions of the By-Laws of the Corporation shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(j)
Interpretation. The Board of Directors shall have the exclusive power to interpret the provisions of this Article V.A and make all determinations deemed necessary or advisable for the administration thereof, in each case to the fullest extent permitted by law. All such actions, calculations, interpretations, and determinations that are done or made by the Board of Directors in good faith, shall be final, conclusive, and binding on the Corporation and its stockholders, in each case to the fullest extent permitted by law.”

FIFTH: Article V.B of the Restated Certificate of Incorporation is amended and restated in its entirety as follows:

“B.          Special meetings of the stockholders of the Corporation for any purpose or purposes shall be called at any time by the Board of Directors or the Chairman of the Board of Directors. Subject to compliance with the procedures set forth in the By-laws of the Corporation, as amended from time to time, special meetings may be called by the Secretary of the Corporation upon the written request of the record holders of at least 15% of the outstanding common stock of the Corporation. Special meetings of stockholders of the Corporation may not be called by any other person or persons.”

SIXTH: Article VI.A of the Restated Certificate of Incorporation is amended and restated in its entirety as follows:

“A.          The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in such manner as may be provided in, the By-laws of the Corporation. All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected and until such director’s successor shall be duly elected and qualified, subject, however, to such director’s prior death, resignation, disqualification or removal from office. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any newly created directorship resulting from an increase in the number of directors or any other vacancy on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, by a sole remaining director or by resolution duly adopted by the stockholders.”

SEVENTH: That the foregoing Amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by Nicole E. Clark, its Vice President, Deputy General Counsel and Corporate Secretary, this 3rd day of June, 2020.

By	/s/ Nicole E. Clark
Nicole E. Clark
Vice President, Deputy General Counsel and Corporate Secretary